Exhibit 21.1

Subsidiaries of United Maritime Corporation,

Subsidiary	Jurisdiction of incorporation

Sea Glorius Shipping Co.	Republic of the Marshall Islands

Epanastasea Maritime Co.	Republic of the Marshall Islands

Minoansea Maritime Co.	Republic of the Marshall Islands

Parosea Shipping Co.	Republic of the Marshall Islands

Bluesea Shipping Co.	Republic of the Marshall Islands

United Management Corp.	Republic of the Marshall Islands

Traders Maritime Co.	Republic of the Marshall Islands

Oasea Maritime Co.	Republic of the Marshall Islands

Cretansea Maritime Co.	Republic of the Marshall Islands

Chrisea Maritime Co.	Republic of the Marshall Islands
Exelixsea Maritime Co.	Republic of the Marshall Islands
Synthesea Maritime Co.	Republic of Liberia
Nisea Maritime Co.	Republic of Liberia

Good Maritime Co.	Republic of Liberia